                                                                  CONFORMED COPY





                                            COMPANY SHAREHOLDER AGREEMENT dated
                           as of November 11, 1999, among TRIPOINT GLOBAL COMMUNICATIONS INC., a Delaware corporation ("PARENT"), SIGNAL ACQUISITION CORPORATION, a Texas corporation ("SUB"), and the individuals and other parties listed in Schedule A hereto (each, a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS").


                  WHEREAS Parent, Sub, and Signal Acquisition Corporation, a Texas corporation (the "COMPANY"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

                  WHEREAS each Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT") of the number of shares of Company Common Stock set forth opposite such Shareholder's name in Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Shareholder after the date hereof and during the term of this Agreement or that such Shareholder has or will have the right to acquire during the term of this Agreement upon the exercise of Company Stock Options, being collectively referred to herein as the "SUBJECT SHARES" of such Shareholder); and

                  WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Shareholder enter into this Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  SECTION 1. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

                           (a)  AUTHORITY; EXECUTION AND DELIVERY;
         ENFORCEABILITY. The Shareholder has all requisite power and authority to execute and deliver this

         Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Shareholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder. The Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditor rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. The execution and delivery by the Shareholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of any Contract to which the Shareholder is a party or by which any properties or assets of the Shareholder are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Law applicable to the Shareholder or the properties or assets of the Shareholder. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, compliance with and filings under the HSR Act, and the filing of a joint notification pursuant to the Exon-Florio Act. The Shareholder has complied with any applicable community property law and no spousal signature or consent is required from any party other than the signatories hereto with respect to the Shareholder in connection with entering into this Agreement or performing the obligations of the Shareholder hereunder. The Shareholder shall execute a power of attorney in favor of at least two other Shareholders with respect to the matters covered by Sections 3(a) and 3(b) in the event of incapacity of the Shareholder.

                           (b) THE SUBJECT SHARES. The Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Shareholder's name in Schedule A attached hereto, free and clear of any Liens other than as set forth in Schedule A, which Liens will be released upon payment for such Subject Shares pursuant to the Offer or Section 4. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Shareholder's name in Schedule A attached hereto. The Shareholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

                  SECTION 2. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to each Shareholder as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditor rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any material Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 4.04(b) of the Merger Agreement, any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (iii) above, any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, compliance with and filings under the HSR Act, and the filing of a joint notification pursuant to the Exon-Florio Act.

                  SECTION 3. COVENANTS OF EACH SHAREHOLDER. Each Shareholder, severally and not jointly, covenants and agrees as follows:

                  (a)(1) At any meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, this Agreement, the Offer, the Merger or any other Transaction is sought, the Shareholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares of the Shareholder in favor of granting the Company Shareholder Approval.

                  (2) IRREVOCABLE PROXY. Subject to the last sentence of this paragraph, the Shareholder hereby irrevocably grants to, and appoints, Parent, Stephen Green and Jack Haegele, or any of them, and any individual designated in writing by any of them, and each of them individually, as the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Subject Shares of the Shareholder, or grant a consent or approval in respect of the Subject Shares of the Shareholder prior to the Termination Date (i) in favor of granting the Company Shareholder Approval or the approval of this Agreement, the Offer, the Merger or any other Transaction and (ii) against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (B) any Company Takeover Proposal and (C) any amendment of the Company Charter or the Company By-laws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, delay or nullify any provision of the Merger Agreement or this Agreement, the Offer, the Merger or any other Transaction or change in any manner the voting rights of any class of Company capital stock. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the agreement of Parent to purchase the Subject Shares of the Shareholder, and the agreement of the Shareholder to vote the Subject Shares of the Shareholder, pursuant to this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable prior to the Termination Date in accordance with the provisions of Article 2.29.C of the TBCA. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

                  (b) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Shareholder's vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares of the Shareholder in the manner specified in Section 3(a)(2). The Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

                  (c)(1) The Shareholder shall tender all the Subject Shares of the Shareholder pursuant to the Offer. Such tender shall be made promptly, and in any event no later than the third business day following commencement of the Offer. The Shareholder shall not withdraw any Subject Shares tendered pursuant to the Offer prior to the Termination Date (as defined below). The obligation of the Shareholder to tender and not withdraw Shares is conditioned only upon lawful commencement of the Offer and otherwise is unconditioned.

                      (2) Prior to the termination of this Agreement, except as otherwise provided herein, the Shareholder shall not (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Offer and the Merger or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions.

                  (d) The Shareholder shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, the Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; PROVIDED, HOWEVER, that the Shareholder may furnish information with respect to the Company to a person and participate in discussions or negotiations with such person regarding a Superior Company Proposal if at such time the Company is permitted to furnish information and engage in discussions or negotiations with, and is actually furnishing information to and engaging in discussions or negotiations with, such person regarding such Superior Company Proposal pursuant to Section 5.02(a) of the Merger Agreement. The

         Shareholder promptly shall advise Parent orally and in writing of any Company Takeover Proposal or inquiry made to the Shareholder with respect to or that could reasonably be expected to lead to any Company Takeover Proposal (including any change to the terms of any such Company Takeover Proposal or inquiry), the identity of the person making any such Company Takeover Proposal or inquiry, and the material terms of any such Company Takeover Proposal or inquiry.

                  (e) The Shareholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, provided that in doing so the Shareholder shall not be required to relinquish any right or benefit that the Shareholder may have under any written employment agreement with the Company or any Company Subsidiary that has been filed as an exhibit to the Filed Company SEC Documents. The Shareholder shall not issue any press release or make any other public statement with respect to any Transaction Agreement, the Merger or any other Transaction without the prior consent of Parent, except as may be required by applicable Law.

                  SECTION 4. OPTION. (a) Each Shareholder hereby severally grants to Parent an irrevocable option (the "OPTION") to purchase any of or all the Subject Shares of such Shareholder that have not been validly tendered prior to the expiration of the Offer, or that have been withdrawn prior to the expiration of the Offer, at a purchase price per share equal to the Offer Price in cash. The Option shall become exercisable, in whole or in part, only when the Offer has expired and Sub has accepted shares of Company Common Stock for purchase pursuant to the Offer. If the Option becomes exercisable, the Option may be exercised by giving the notice referred to in Section 4(b) any time during the period commencing with the acceptance by Sub of shares of Company Common Stock for purchase pursuant to the Offer and ending 30 days thereafter (the "OPTION PERIOD"); PROVIDED, HOWEVER, that if, on the expiration of the Option Period, (i) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Option shall not have expired or been terminated, (ii) the period of time for any applicable review process by CFIUS under the Exon-Florio Act shall not have expired or (iii) there shall be in effect any preliminary or permanent injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option pursuant to this Agreement, then the Option Period shall be extended until five business days after the later of the date of expiration or termination of any applicable waiting period under the HSR Act, the expiration of the period of time for any applicable review process under the Exon-Florio Act, and the date of removal or lifting of any such injunction or order.

                  (b) If Parent wishes to exercise the Option, it may do so by giving written notice (the date of such notice being herein called the "NOTICE DATE") to each Shareholder specifying that the Subject Shares are to be purchased and specifying the place, time and date (which shall not be earlier than one trading day, nor later than 10 trading days, from the Notice Date) for the closing of the Purchase by Parent pursuant to such exercise.

                  SECTION 5. TERMINATION. Notwithstanding any other provision contained herein, this Agreement and all rights and obligations of the parties hereunder shall terminate upon the Termination Date, other than with respect to the liability of any party for breach hereof prior to such termination. As used herein, the term "TERMINATION DATE" shall mean the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

                  SECTION 6. ADDITIONAL MATTERS. (a) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                  (b) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Shareholder signs solely in such Shareholder's capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Subject Shares and nothing herein shall limit or affect any actions taken by any Shareholder in his capacity as an officer, director or affiliate of the

Company to the extent specifically permitted by the Merger Agreement.

                  SECTION 7. GENERAL PROVISIONS. (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with
Section 9.02 of the Merger Agreement and to the Shareholders at their respective addresses set forth in Schedule A hereto (or at such other address for a party as shall be specified by like notice).

                  (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "INCLUDE", "INCLUDES" and "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION".

                  (d) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective between Parent and any Shareholder when a counterpart has been signed by Parent and delivered to such Shareholder and a counterpart has been executed by such Shareholder and delivered to Parent. Each party need not sign the same counterpart.

                  (f) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (g) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Texas are mandatorily applicable to Section 3.

                  (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Shareholder or by any Shareholder without the prior written consent of Parent, and any purported assignment without such consent shall be void; PROVIDED, HOWEVER, that Parent may assign, upon notice to the Company prior to or immediately following such assignment, its rights and obligations hereunder to any of its corporate affiliates, but no such assignment shall relieve Parent of its obligations hereunder if its assignee does not perform such obligations. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  (i) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any Transaction,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than a New York state court or any Federal court sitting in the State of New York and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any Transaction.

                  IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

                                    TRIPOINT GLOBAL COMMUNICATIONS INC.,

                                      by /s/ Jack Haegele
                                         ------------------------------
                                         Name:  Jack Haegele
                                         Title: Chief Executive Officer


                                    SIGNAL ACQUISITION CORPORATION,

                                      by /s/ Jack Haegele
                                         ------------------------------
                                         Name:  Jack Haegele
                                         Title: Chief Executive Officer


                                            /s/ William L. Anton
                                    -----------------------------------
                                              WILLIAM L. ANTON

                                             /s/ A. Don Branum
                                    -----------------------------------
                                               A. DON BRANUM

                                            /s/ James D. Carter
                                    -----------------------------------
                                              JAMES D. CARTER

                                             /s/ John G. Farmer
                                    -----------------------------------
                                               JOHN G. FARMER

                                        /s/ Donald E. Heitzman, Sr.
                                    -----------------------------------
                                          DONALD E. HEITZMAN, SR.

                                               /s/ Rein Luik
                                    -----------------------------------
                                                 REIN LUIK

                                            /s/ J. Rex Vardeman
                                    -----------------------------------
                                              J. REX VARDEMAN

                                             /s/ Bill R. Womble
                                    -----------------------------------
                                               BILL R. WOMBLE

                                                SCHEDULE A


                                                                                                      NUMBER OF SHARES OF COMPANY
                                                              NUMBER OF SHARES OF COMPANY               COMMON STOCK SUBJECT TO
NAME AND ADDRESS OF SHAREHOLDER                                   COMMON STOCK OWNED                  COMPANY STOCK OPTIONS* HELD
-------------------------------                                   ------------------                  ---------------------------
William L. Anton                                                       90,930**                                  21,400
2600 Longview Street
Kilgore, Texas 75662

A. Don Branum                                                          47,000**                                  65,000
2600 Longview Street
Kilgore, Texas 75662

James D. Carter                                                        66,833**                                  60,000
2600 Longview Street
Kilgore, Texas 75662

John G. Farmer                                                              0                                    13,000
300 Crescent Court, 5th Floor
Dallas, Texas 75201

Donald E. Heitzman, Sr.                                                 5,000                                    19,000
1309 Cartwright Drive
Cedar Hill, Texas 75104

Rein Luik                                                              69,630                                         0
10439 Lone Oak Lane
Los Altos Hills, California 94024

J. Rex Vardeman                                                       152,570                                    65,000
2600 Longview Street
Kilgore, Texas 75662

Bill R. Womble                                                         15,550**                                  15,000
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201

                  Total                                               447,513                                   258,400
                                                                      =======                                   =======

-----------------------
*No representations or warranties regarding the Shareholders' record ownership of and/or title to the Company Stock Options held are made hereby.

**Includes 87,930 shares, 32,000 shares, 11,000 shares and 6,000 shares held by brokers in margin accounts for the benefit of Messrs. Anton, Branum, Carter and Womble, respectively.